As filed with the Securities and Exchange Commission on June 30, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
THE MEDICINES COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3324394
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8 Sylvan Way, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
2010 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)
Paul M. Antinori
Senior Vice President and General Counsel
The Medicines Company
8 Sylvan Way
Parsippany, New Jersey 07054
(Name and Address of Agent For Service)
(973) 290-6000
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share	Price	Registration Fee
Common Stock, $0.001 par value per share	1,000,000 shares	$7.95(2)	$7,950,000(2)	$567.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high ($8.06) and low ($7.84) prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on June 23, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the 2010 Employee Stock Purchase Plan covered by this registration statement (the “Plan”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
     Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The Medicines Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly we file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a) Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for our latest fiscal year for which such statements have been filed.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
     (c) The description of the securities contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Item 4. Description of Securities.
     Not applicable.

     Item 5. Interests of Named Experts and Counsel.
     Paul M. Antinori, our senior vice president and general counsel, has opined as to the legality of the securities being offered by this registration statement. As of June 28, 2010, Mr. Antinori owned 24,303 shares of the Company’s common stock and held options to purchase 262,143 shares of the Company’s common stock, granted under the Company’s equity incentive plans. Mr. Antinori is eligible to participate in the Plan.
     Item 6. Indemnification of Directors and Officers.
     Article EIGHTH of our Third Amended and Restated Certificate of Incorporation, as amended to date, or the Charter, provides that each of our directors and officers (a) shall be indemnified by us against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of us) threatened or brought against him by virtue of the fact that he is or was, or has agreed to serve as, a director or officer of our company or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture trust or other enterprise (including any employee benefit plan) on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with any action by or in the right of us to procure a judgment in its favor brought against him by virtue of the fact that he is or was, or has agreed to serve as, a director or officer of our company or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture trust or other enterprise (including any employee benefit plan) on our behalf, or by reason of any action alleged to have been taken or omitted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless and only to the extent the Court of Chancery of Delaware determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification of such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
     Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us written notice as soon as practicable of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding to which he was or is a party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person has no reasonable cause to believe his conduct was unlawful. In the case of actions brought by or in the right of the corporation to procure a judgment in its favor, however, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Article SEVENTH of our Charter provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. Section 102(b) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
     We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Charter. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.
     Item 7. Exemption from Registration Claimed.
     Not applicable.
     Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
     Item 9. Undertakings.
     1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on this 30th day of June, 2010.

THE MEDICINES COMPANY
By:	/s/ Clive A. Meanwell
Clive A. Meanwell
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of The Medicines Company, hereby severally constitute and appoint Clive A. Meanwell and Glenn P. Sblendorio, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable The Medicines Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clive A. Meanwell Clive A. Meanwell	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	June 30, 2010

/s/ Glenn P. Sblendorio Glenn P. Sblendorio	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 30, 2010

/s/ William W. Crouse William W. Crouse	Director	June 30, 2010

/s/ Robert J. Hugin Robert J. Hugin	Director	June 30, 2010

Signature	Title	Date

/s/ Armin M. Kessler Armin M. Kessler	Director	June 30, 2010

/s/ Robert G. Savage Robert G. Savage	Director	June 30, 2010

/s/ Hiroaki Shigeta Hiroaki Shigeta	Director	June 30, 2010

/s/ Melvin K. Spigelman Melvin K. Spigelman	Director	June 30, 2010

/s/ Elizabeth H.S. Wyatt Elizabeth H.S. Wyatt	Director	June 30, 2010

INDEX TO EXHIBITS

Number	Description
4.1(1)	Third Amended and Restated Certificate of Incorporation of the registrant, as amended

4.2(2)	Amended and Restated By-laws of the registrant, as amended

5	Opinion of Senior Vice President and General Counsel of the Registrant

23.1	Consent of Senior Vice President and General Counsel (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP, Independent Registered Accounting Firm

24	Power of attorney (included on the signature pages of this registration statement)

99.1(3)	2010 Employee Stock Purchase Plan

(1)	Previously filed with the Securities and Exchange Commission as Exhibit 4.1 to the Registrant’s Amendment No. 1 to the registrant’s registration statement on Form 8-A/A, filed July 14, 2005 and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference.

(3)	Previously filed with the Securities and Exchange Commission as Appendix I to the Registrant’s definitive proxy statement, filed April 30, 2010 and incorporated herein by reference.